As filed with the Securities and Exchange Commission on October 15, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its charter)

Delaware	52-1655102
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas 75270	75270
(Address of Principal Executive Offices)	(Zip Code)

BLOCKBUSTER INVESTMENT PLAN

(Full title of the Plan)

Edward B. Stead

Executive Vice President and General Counsel

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

(214) 854-3000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Class A common stock, par value $0.01 per share	2,000,000	$8.13	$16,260,000	$2,060.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Blockbuster Inc. (the “Registrant”), that may be issued pursuant to stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered pursuant to the Blockbuster Investment Plan (the “Plan”).

(3)	Pursuant to Rule 429 under the Securities Act, the prospectus delivered to Plan participants in accordance with Form S-8 and Rule 428 of the Securities Act relates to the 2,000,000 shares of Class A Common Stock registered hereby and the 1,000,000 shares of Class A Common Stock registered pursuant to the Registration Statement on Form S-8 (File No. 333-39068) filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2000. (See “Registration of Additional Securities.”)

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The offering price and registration fee are based on a price of $8.13 per share, which price is the average of the high and low prices of the Class A Common Stock as reported by the New York Stock Exchange on October 11, 2004.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement covers an additional 2,000,000 shares of Class A Common Stock and an indeterminate amount of plan interests that may be offered pursuant to the Plan, for which a previously filed Registration Statement on Form S-8 is effective (the “Prior Registration Statement”). Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement (File No. 333-39068) as filed with the Commission on June 12, 2000, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by such corporation. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

The Registrant’s Second Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the laws of Delaware, as the same may be amended, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of any fiduciary duty as a director.

The Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended. The Registrant’s Amended and Restated Bylaws further provide that the Registrant shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under the Registrant’s Amended and Restated Bylaws or otherwise. In addition, the Registrant maintains liability insurance for its directors and officers.

In connection with the exchange offer transaction that resulted in the split-off of the Registrant from Viacom Inc., the Registrant’s former majority stockholder (“Viacom”), the Registrant has separately agreed, to the fullest extent permitted by applicable law, promptly to indemnify each person who was a member of the Registrant’s board of directors as of May 20, 2004, including the directors and executive officers of Viacom who served as board members of the Registrant, each person who was an officer of the Registrant as of May 20, 2004, and any person who became a member of the Registrant’s board of directors or who became an officer at any time prior to the date Viacom distributed control of the Registrant or otherwise disposed of, in one or more transactions, at least 80% of the aggregate number of shares of class A and class B common stock of the Registrant that it owned immediately prior to the first such disposition and in each case, who was, is or may be a party to any action based in whole or in part on the fact that such person is or was a member of the Registrant’s board of directors or the special committee of the Registrant or is or was an officer of the Registrant, as applicable. The Registrant has also agreed, to the fullest extent permitted by applicable law, promptly to advance any and all expenses incurred by any indemnified party in connection with any such action provided that such indemnified party undertakes to repay any advance if it is ultimately determined in a final disposition that such indemnified party was not entitled to be indemnified by the Registrant. Additionally, the Registrant has agreed not to amend the indemnification provisions contained in the Registrant’s certificate of incorporation and bylaws in a manner adverse to the rights to indemnification enjoyed at the time of the agreement by the members of the Registrant’s board of directors or the officers of the Registrant or inconsistent with the foregoing provisions, except to the extent required by applicable law.

Item 8.	Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated herein by reference.

4.1	Second Amended and Restated Certificate of Incorporation of Blockbuster Inc. (1)

4.2	Amended and Restated Bylaws of Blockbuster Inc. (1)

4.3	Specimen Class A Common Stock Certificate of Blockbuster Inc. (2)

5	The Internal Revenue Service (the “IRS”) issued a determination letter on July 23, 2003 that the Plan is qualified under Section 401(a) of the Internal Revenue Code. The Registrant will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

23	Consent of PricewaterhouseCoopers LLP. (3)

2

24	Power of Attorney (included on signature page of this Registration Statement). (3)

99.1	Blockbuster Investment Plan, Restated Effective January 1, 2001, Including All Amendments Made Through February 28, 2002. (3)

99.2	Amendment to the Blockbuster Investment Plan, effective December 31, 2002. (3)

99.3	Amendment to the Blockbuster Investment Plan, effective August 19, 2003. (3)

99.4	Amendment to Appendix C of the Blockbuster Investment Plan, effective November 28, 2003. (3)

99.5	Amendment to the Blockbuster Investment Plan, effective July 29, 2004. (3)

(1)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed October 8, 2004, and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, and incorporated herein by reference.

(3)	Filed herewith.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 13, 2004.

BLOCKBUSTER INC.

By:	/s/ Edward B. Stead
Edward B. Stead
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 13, 2004.

BLOCKBUSTER INVESTMENT PLAN

By:	Retirement Committee of the Blockbuster Investment Plan

By:	/s/ Dan Satterthwaite
Dan Satterthwaite
Chairman

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John F. Antioco, Edward B. Stead and Larry J. Zine, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Antioco John F. Antioco	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 13, 2004

/s/ Larry J. Zine Larry J. Zine	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	October 13, 2004

/s/ Richard J. Bressler Richard J. Bressler	Director	October 13, 2004

/s/ Jackie M. Clegg Jackie M. Clegg	Director	October 13, 2004

/s/ Philippe P. Dauman Philippe P. Dauman	Director	October 13, 2004

/s/ Michael D. Fricklas Michael D. Fricklas	Director	October 13, 2004

/s/ Linda Griego Linda Griego	Director	October 13, 2004

/s/ John L. Muething John L. Muething	Director	October 13, 2004

/s/ Sumner M. Redstone Sumner M. Redstone	Director	October 13, 2004

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Blockbuster Inc. (1)

4.2	Amended and Restated Bylaws of Blockbuster Inc. (1)

4.3	Specimen Class A Common Stock Certificate of Blockbuster Inc. (2)

5	The Internal Revenue Service (the “IRS”) issued a determination letter on July 23, 2003 that the Plan is qualified under Section 401(a) of the Internal Revenue Code. The Registrant will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

23	Consent of PricewaterhouseCoopers LLP. (3)

24	Power of Attorney (included on signature page of this Registration Statement). (3)

99.1	Blockbuster Investment Plan, Restated Effective January 1, 2001, Including All Amendments Made Through February 28, 2002. (3)

99.2	Amendment to the Blockbuster Investment Plan, effective December 31, 2002. (3)

99.3	Amendment to the Blockbuster Investment Plan, effective August 19, 2003. (3)

99.4	Amendment to Appendix C of the Blockbuster Investment Plan, effective November 28, 2003. (3)

99.5	Amendment to the Blockbuster Investment Plan, effective July 29, 2004. (3)

(1)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed October 8, 2004, and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, and incorporated herein by reference.

(3)	Filed herewith.